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                                                                     EXHIBIT 4.9
                                  SECURITY AGREEMENT

DATE:                   November 22, 1996

DEBTOR:                 IVI Publishing, Inc.
                        7500 Flying Cloud Drive
                        Minneapolis, Minnesota 55344-3739

SECURED PARTIES:        The persons who are parties to the Inter-Creditor
                        Agreement dated of even date herewith

RECITALS:

    A. Fredrikson & Byron, P.A., (the "Agent") has entered into an Inter-Creditor Agreement, of even date herewith, with persons identified in Attachment A thereto (the "Secured Parties") who have loaned the Debtor in the aggregate principal amount of up to $3,000,000 pursuant to 9% Convertible Subordinated Debentures (the "Convertible Debentures") of even date herewith and certain related documents, including without limitation Subscription Agreements and the Offering Materials dated November 11, 1996 (collectively, the "Investor Documents"). Pursuant to the Inter-Creditor Agreement, the Agent has the authority to execute this Security Agreement on behalf of the Secured Parties, among other things.

    B. To secure the obligations of Debtor to Secured Parties under the Convertible Debentures, Debtor has agreed to grant to Secured Parties a security interest in all of the Company's assets, subject to the rights and preferences of holders of Senior Debt, except for the Company's membership interest in America's Health Network, LLC which is restricted under the America's Health Network Operating Agreement from being mortgaged, pledged, or assigned. Unless the Company receives at least $5 million from a third party pursuant to a license agreement, joint venture, sale of securities, or the like, the Company will not seek a waiver of this restriction and mortgage, pledge or assign the Company's membership interest in America's Health Network, LLC to any party or parties other than the Secured Parties. Secured Parties agree that Debtor may incur, assume or guarantee debt in connection with the borrowing of money from or granted to banks or other financial institutions and any renewal, extensions and refunding thereof, and that the Debtor may expressly subordinate the payment of the principal and interest on the Convertible Debenture to such debt and the security interest that the Company may grant in such banks or financial institutions (the "Permitted Interests").

AGREEMENTS:


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    NOW, THEREFORE, in consideration of the premises, and of the mutual covenants contained herein, the parties agree as follows:

         Security Interest and Collateral. To secure the debt, liability or obligation of Debtor to Secured Parties evidenced by the Convertible Debentures and any extensions, renewals or replacements thereof (herein referred to as the "Secured Obligations"), Debtor hereby grants Secured Parties a security interest (herein called the "Security Interest") in the following property (herein called the "Collateral"):

    A. Inventory. All inventory of Debtor, wherever located, whether now owned or hereafter acquired, together with products and proceeds of the foregoing, and all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods.

    B. Equipment. All equipment of Debtor, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, farm machinery and equipment, shop equipment, office and recordkeeping equipment, parts and tools, and the goods described in any equipment schedule or list herewith or hereafter furnished to the Secured Parties by Debtor (but no such schedule or list need be furnished in order for the Security Interest to be valid as to all of Debtor's equipment), together with all substitutions and replacements for and products of any of the foregoing property and together with proceeds of any and all of the foregoing property and together with all accessions and (a) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any such goods, and (b) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods.

    C. Software. All rights of Debtor to its software, consisting of all computer program code and any revisions or additions thereto, and all user manuals, tutorials, and other materials relating thereto.

    D. Accounts and Other Rights To Payment. Each and every right of Debtor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property by Debtor, out of a rendering of services by Debtor, out of a loan by Debtor, out of the overpayment of taxes or other liabilities of Debtor, or otherwise arises under any contract or agreement, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) that Debtor may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any of the property of


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         such account debtor or other obligor; all including but not limited to all present and future debt instruments, chattel papers, accounts, loans and obligations receivable and tax refunds.

    E. General Intangibles. All general intangibles of Debtor, whether now owned or hereafter acquired, including but not limited to applications for patents, patents, copyrights, trademarks, trade secrets, good will, trade names, customers lists, permits and franchises, and the right to use Debtor's name together with all substitutions and replacements for and products of any of the foregoing property not constituting consumer goods and together with proceeds of any and all of the foregoing property and, in the case of all tangible Collateral, together with (i) all accessions, (ii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any such goods, and (iii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods.

2. Representations, Warranties and Agreements. Debtor represents, warrants and agrees that:

    2.1 Debtor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota.

    2.2 The Collateral will be used primarily for business purposes relating to the business of Debtor.

    2.3 Debtor's principal executive office is located at 7500 Flying Cloud Drive, Minneapolis, Minnesota 55344-3739.

    2.4 Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter arising) absolute title to each item of Collateral free and clear of all security interests, liens and encumbrances, except the Security Interest and the Permitted Interests, and will defend the Collateral against all claims or demands (other than the Permitted Interests) of all persons other than the Secured Parties. Debtor will not sell or otherwise dispose of the Collateral or any interest therein without the prior written consent of the Secured Parties, except that, until the occurrence of an Event of Default and the revocation by the Secured Parties of Debtor's right to do so, Debtor may sell any inventory constituting Collateral to buyers in the ordinary course of business.

    2.5 This Agreement and the Convertible Debentures have been duly and validly authorized by all necessary corporate action of Debtor and are the legal, valid, and binding instruments of Debtor, enforceable in accordance with their respective terms.


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    2.6  Debtor will not permit any tangible Collateral to be located in any state of the United States in which a financing statement covering such Collateral is required to be, but has not in fact been, filed in order to perfect the Security Interest. No such filing shall be required in foreign countries.

    2.7 Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, set-off or counterclaim (other than those arising in the ordinary course of business) of the account debtor or other obligor named therein or in Debtor's records pertaining thereto as being obligated to pay such obligation. Debtor will neither agree to any material modification or amendment nor agree to any cancellation of any such obligation without the Secured Parties' prior written consent, and will not subordinate any such right to payment to claims of other creditors of such account debtor or other obligor.

    2.8 As long as any portion of the principal of or interest on the Convertible Debentures remains outstanding, Debtor will:

    (i) keep all tangible Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof;

    (ii) promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest;

    (iii) keep all Collateral free and clear of all security interests, liens and encumbrances except the Security Interest and the Permitted Interests;

    (iv) at all reasonable times, permit the Secured Parties or their representatives to examine or inspect any Collateral, wherever located, and to examine, inspect and copy Debtor's books and records pertaining to the Collateral and its business and financial condition and to send and discuss with account debtors and other obligors requests for verifications of amounts owed to Debtor;

    (v) keep accurate and complete records pertaining to the Collateral and pertaining to Debtor's business and financial condition and submit to the Secured Parties such periodic reports concerning the Collateral and Debtor's business and financial condition as the Secured Parties may from time to time reasonably request;

    (vi) promptly notify the Secured Parties of any loss of or material damage to any Collateral or of any adverse change, known to Debtor, in the prospect of payment of any sums due on or under any instrument, chattel paper, or account constituting Collateral;


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    (vii)  if the Secured Parties at any time so request (after the occurrence of an Event of Default), promptly deliver to the Secured Parties any instrument, document or chattel paper constituting Collateral, duly endorsed or assigned by Debtor;

    (viii) at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, and such other risks and in such amounts as the Secured Parties may reasonably request;

    (ix) from time to time execute such financing statements as the Secured Parties may reasonably require in order to perfect the Security Interest;

    (x) pay when due or reimburse the Secured Parties on demand for all costs of collection of any of the Secured Obligations and all other out-of-pocket expenses (including in each case all reasonable attorneys' fees) incurred by the Secured Parties in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Security Interest or the creation, continuance, protection, defense or enforcement of this Agreement or any or all of the Secured Obligations, including expenses incurred in any litigation or bankruptcy or insolvency proceedings;

    (xi) execute, deliver or endorse any and all instruments, documents, assignments, security agreements and other agreements and writings that the Secured Parties may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and the Secured Parties' rights under this Agreement;

    (xii) not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance; and

    (xiii) not permit any tangible Collateral to become part of or to be affixed to any real property without first assuring to the reasonable satisfaction of the Secured Parties that the Security Interest will be prior and senior to any interest or lien then held or thereafter acquired by any mortgagee of such real property or the owner or purchaser of any interest therein.

If Debtor at any time fails to perform or observe any agreement contained in this section 2.8, and if such failure shall continue for a period of 10 calendar days after the Secured Parties give Debtor written notice thereof (or, in the case of agreements contained in clauses (viii) and (ix) of this section 2.8, immediately upon the occurrence of such failure, without notice or lapse of time), the Secured Parties may (but need not) perform or observe such agreement on behalf and in the name, place and stead of Debtor (or, at the Secured Parties' option, in the Secured Parties' own names) and may (but need not) take any and all other actions that the Secured Parties may reasonably deem necessary to cure or correct such failure (including,


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without limitation, the payment of taxes, the satisfaction of security interests, liens, or encumbrances, the performance of obligations under contracts or agreements with account debtors or other obligors, the procurement and maintenance of insurance, the execution of financing statements, the endorsement of instruments, and the procurement of repairs, transportation or insurance), except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law. Debtor shall thereupon pay the Secured Parties on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys' fees) incurred by the Secured Parties in connection with or as a result of the Secured Parties' performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by the Secured Parties at the highest rate then applicable to any of the Secured Obligations. To facilitate the performance or observance by the Secured Parties of such agreements of Debtor, Debtor hereby irrevocably appoints (which appointment is coupled with an interest) the Secured Parties, or their delegate, as the attorney-in-fact of Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Debtor, any and all instruments, documents, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Debtor under this section 2.

3.       Account Verification and Collection Rights of the Secured Parties.
The Secured Parties shall have the right to verify any accounts in the name of Debtor or in their own name; and Debtor, whenever requested, shall furnish the Secured Parties with duplicate statements of the accounts, which statements may be mailed or delivered by the Secured Parties for that purpose. Notwithstanding the Secured Parties' rights under Section 2 with respect to any and all debt instruments, chattel papers, accounts, and other rights to payment constituting Collateral (including proceeds), the Secured Parties may at any time after the occurrence of an Event of Default notify any account debtor, or any other person obligated to pay any amount due, that such chattel paper, account, or other right to payment has been assigned or transferred to the Secured Parties for security and shall be paid directly to the Secured Parties. If the Secured Parties so request at any time after the occurrence of an Event of Default, Debtor will so notify such account debtors and other obligors in writing and will indicate on all invoices to such account debtors or other obligors that the amount due is payable directly to the Secured Parties. At any time after the Secured Parties or Debtor gives such notice to an account debtor or other obligor, the Secured Parties may (but need not), in their own name or in Debtor's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such chattel paper, account, or other right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

4. Assignment of Insurance. Debtor hereby grants to the Secured Parties, as additional security for the payment of the Secured Obligations, a security interest


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in any and all moneys (including but not limited to proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Debtor under or with respect to, any and all policies of insurance covering the Collateral, and Debtor hereby directs the issuer of any such policy to pay any such moneys disbursed following an Event of Default directly to the Secured Parties. After the occurrence of an Event of Default, the Secured Parties may (but need not), in their own name or in Debtor's name, execute and deliver proofs of claim, receive all such moneys, indorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

5. Events of Default. Each of the following occurrences shall constitute an event of default under this Agreement (herein called "Event of Default"):

    5.1  There shall occur an Event of Default under the Convertible
Debentures; or

    5.2 Any representation or warranty of Debtor set forth in this Agreement or made to the Secured Parties in the Investor Documents shall prove to have been materially false or misleading when made.


6. Remedies upon Event of Default. Upon the occurrence of an Event of Default under section 5 and at any time thereafter, the Secured Parties may exercise any one or more of the following rights and remedies:

    6.1 Declare all unmatured Secured Obligations to be immediately due and payable, and the same shall thereupon be immediately due and payable, without presentment or other notice or demand;

    6.2 Exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including but not limited to the right to take possession of any Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Debtor hereby expressly waives), and the right to sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith, the Secured Parties may require Debtor to make the Collateral available to the Secured Parties at a place to be designed by the Secured Parties which is reasonably convenient to both parties, and if notice to Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in section 8) at least 10 calendar days prior to the date of intended disposition or other action; and

    6.3 Exercise or enforce any or all other rights or remedies available to the Secured Parties by law or agreement against the Collateral, against Debtor or against any other person or property. The Secured Parties are hereby granted a nonexclusive, worldwide and royalty-free license to use or otherwise exploit all


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trademarks, trade secrets, franchises, copyrights and patents of Debtor that the
Secured Parties deem necessary or appropriate to the disposition of any Collateral.

7. Other Personal Property. Unless at the time the Secured Parties take possession of any tangible Collateral, or within seven days thereafter, Debtor gives written notice to the Secured Parties of the existence of any goods, papers or other property of Debtor, not affixed to or constituting a part of such Collateral, but which are located or found upon or within such Collateral, describing such property, the Secured Parties shall not be responsible or liable to Debtor for any action taken or omitted by or on behalf of the Secured Parties with respect to such property without actual knowledge of the existence of any such property or without actual knowledge that it was located or to be found upon or within such Collateral.

8. Miscellaneous. This Agreement does not contemplate a sale of accounts or chattel paper. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the Secured Parties. A waiver signed by the Secured Parties shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of the Secured Parties' rights or remedies. All rights and remedies of the Secured Parties shall be cumulative and may be exercised singularly or concurrently, at the Secured Parties' option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. All notices to be given shall be deemed sufficiently given if delivered or mailed by registered or certified mail, postage prepaid, to Debtor, the Agent or the Secured Parties at the addresses set forth above or in the Inter-Creditor Agreement or at such other address as such party may subsequently provide to the other parties. The Secured Parties' duty of care with respect to Collateral in their possession (as imposed by law) shall be deemed fulfilled if the Secured Parties exercise reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercise reasonable care in the selection of the bailee or other third person, and the Secured Parties need not otherwise preserve, protect, insure or care for any Collateral. The Secured Parties shall not be obligated to preserve any rights Debtor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application. This Agreement shall be binding upon and inure to the benefit of Debtor and the Secured Parties and their respective heirs, representatives, successors and assigns and shall take effect when signed by Debtor and delivered to the Secured Parties, and Debtor waives notice of the Secured Parties' acceptance hereof. The Secured Parties may execute this Agreement if appropriate for the purpose of filing, but the failure of the Secured Parties to execute this Agreement shall not affect or impair the validity or effectiveness of this Agreement. A carbon, photographic or other reproduction of this Agreement or of any financing statement signed by Debtor shall have the same force and effects as the original for all purposes of a financing statement. This Agreement shall be governed by the internal laws of the State of Minnesota.


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    If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation of the Secured Obligations.

                             "DEBTOR"

                             IVI PUBLISHING, INC.

                             By   /s/ Joy Solomon
                                -----------------
                             Title:  President & CEO
                                   -------------------

                             Fredrikson & Byron, P.A.
                             as Attorney-in-fact for the SecuredParties

                             By:   /s/ Thomas R. King
                                ---------------------
                             Title: Vice President